[Exhibit 123]


                             [ITT Letterhead]



                             DATE:       November 3, 1997
                             CONTACT:    Jim Gallagher
                             TELEPHONE:  212-258-1261
                                            or
                                         Juan Cappello
                                         212-258-1235

                           FOR IMMEDIATE RELEASE


                     ITT RECEIVES HILTON'S LATEST OFFER


     NEW YORK, NY, November 3, 1997 -- ITT has received Hilton's revised offer. Consistent with its fiduciary duties and as permitted by the definitive merger agreement with Starwood Lodging for the merger of Starwood Lodging and ITT at $82 per share, the Board will exercise its fiduciary duties and evaluate all offers for ITT. ITT remains committed to maximizing the value of the company to its stockholders.

                                  - ITT -